Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Thomas M. Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS THIRD QUARTER RESULTS;
ADJUSTS FULL YEAR OUTLOOK; ANNOUNCES SHARE REPURCHASE PLAN

        WEST BEND, WISCONSIN, October 29, 2007 – Gehl Company (NASDAQ GSM: GEHL) today reported third quarter income from continuing operations of $5.0 million, or $0.40 per diluted share, for the quarter ended September 30, 2007 compared with income from continuing operations of $7.4 million, or $0.59 per diluted share, for the third quarter of 2006.

        Net sales for the third quarter of 2007 were $104.9 million compared to net sales of $121.0 million in the third quarter of 2006. The Company’s international market performance continued to be strong, driven by continued market share gains, the value of foreign currencies relative to the U.S. dollar, and the underlying strength of the international construction markets. Sales outside of the United States were $33.3 million or 32% of total Company sales in the third quarter of 2007, an increase of 42% versus the same period in 2006. The Company’s European and rest of world shipments were up 41% and 50%, respectively, in the third quarter of 2007 compared to the third quarter of 2006. Skid loader shipments outside of the U.S. represented 47% of total Company skid loader shipments in the third quarter of 2007, up from 31% in the prior year third quarter.

        Industry retail demand in North America for skid loaders and telehandlers was down 7% and 35%, respectively, in the third quarter of 2007 compared to the same period a year earlier. The Company’s retail performance continued to reflect market share gains in these two key product categories as its skid loader retail settlements grew 5% and while its telehandler retail activity declined 24%. Company shipments of skid loaders in North America declined 28% in the quarter, reflecting a reduction in field inventory of $6.2 million in the third quarter of 2007 versus a $2.3 million increase in field inventory in the third quarter of 2006.

( M O R E )

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

        Gross margin improved to 23.2% in the third quarter of 2007 compared to 21.8% in the third quarter of 2006. The increase was primarily driven by the favorable results the Company continued to achieve from its added supply chain resources and investments in state-of-the-art manufacturing equipment. Selling, general and administrative expenses were $15.2 million during the 2007 third quarter compared to $14.3 million in the third quarter of 2006. As a percent of net sales, selling, general and administrative expenses increased to 14.5% compared to 11.8% in the prior year quarter, which partially reflected planned increases in research and development and information technology projects.

        For the first nine months of 2007, the Company reported net sales from continuing operations of $355.4 million compared to $382.6 million in the first nine months of 2006. Income from continuing operations was $20.3 million, or $1.63 per diluted share, for the first nine months of 2007 compared to $23.1 million, or $1.86 per diluted share, for the first nine months of 2006.

        “Our continued market share gains, international growth and strong gross margin improvement are all positive outcomes of the efforts of our employees. While we can’t control the weakness that exists in the North American housing market, we continue to drive the improvement of our relative performance in the markets we serve,” said William D. Gehl, Chairman and Chief Executive Officer.

2007 Full Year Outlook

        Based on the Company’s results in the first nine months of 2007, current backlog position and management’s expectation that the North American housing market will continue to experience weakness for the balance of 2007, the Company adjusted its 2007 full year outlook. The Company expects net sales from continuing operations in the range of $445 million to $460 million and earnings per diluted share from continuing operations of $1.90 to $2.00.

( M O R E )

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

Share Repurchase Plan

        On October 26, 2007, the Company’s Board of Directors authorized a stock repurchase plan providing for the repurchase of up to 1,000,000 shares of the Company’s outstanding common stock in open market or privately negotiated transactions. All treasury stock acquired by the Company will be cancelled and returned to the status of authorized but unissued. The plan does not have an expiration date. The Company’s Board of Directors terminated the previous plan, which was authorized in September 2001. The Company had repurchased an aggregate of 227,850 shares of the 500,000 authorized shares.

Conference Call

        A conference call is scheduled for 1:00 p.m. CDT on Monday, October 29, 2007.  The call will review 2007 third quarter and nine month earnings and discuss the Company’s 2007 full year outlook.

        All interested parties are invited to listen to the presentation. The conference call may be accessed by dialing (866) 713-8307 or (617) 597-5307 up to 15 minutes before the call begins. The passcode is 70031825. Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Webcasts, and then selecting the 3rd Quarter 2007 Financial Earnings Conference Call Webcast. An archive of the presentation will be available for one year after the call on the Company’s web site. A telephonic replay of the conference call will be available beginning at 3:00 p.m. CDT on October 29th and will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888. The replay passcode is 89904752.

( M O R E )

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects,” “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), unanticipated expenses associated with the discontinuance of the Company’s agricultural implement lines, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for 2007, including those listed in the “2007 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

About Gehl Company

        Gehl Company (NASDAQ GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at www.ceattach.com. Gehl Company information is available at www.gehl.com or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Third Quarter Ended (unaudited)		For the Nine Months Ended (unaudited)
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net sales	$104,866	$121,021	$355,427	$382,599
Cost of goods sold	80,570	94,661	275,827	299,864

Gross profit	24,296	26,360	79,600	82,735
Selling, general and administrative expenses	15,178	14,298	45,833	44,540

Income from operations	9,118	12,062	33,767	38,195
Interest expense	(1,271)	(831)	(3,348)	(2,774)
Interest income	997	975	3,103	3,019
Other expense, net	(1,213)	(951)	(2,559)	(3,105)

Income from continuing operations before income taxes	7,631	11,255	30,963	35,335
Provision for income taxes	2,632	3,883	10,682	12,192

Income from continuing operations	4,999	7,372	20,281	23,143
Income (loss) from discontinued operations, net of tax	52	(309)	(216)	(388)
Income (loss) on disposal of discontinued operations, net of tax	--	1,284	--	(7,755)

Net income	$5,051	$8,347	$20,065	$15,000

Diluted earnings (loss) per share:
from continuing operations	$0.40	$0.59	$1.63	$1.86
from discontinued operations	0.00	0.08	(0.02)	(0.66)

Total diluted earnings per share	$0.40	$0.67	$1.61	$1.21

Weighted average number of common
shares and common stock equivalents	12,483	12,401	12,468	12,410
Basic net income (loss) per share:
from continuing operations	$0.41	$0.61	$1.67	$1.92
from discontinued operations	0.00	0.08	(0.02)	(0.68)

Total basic earnings per share	$0.42	$0.69	$1.65	$1.25

Weighted average number of common shares	12,160	12,090	12,135	12,026

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2007	December 31, 2006	September 30, 2006
ASSETS
Cash	$6,805	$6,892	$3,733
Accounts receivable - net	225,361	187,582	207,361
Finance contracts receivable - net	13,277	8,371	11,318
Inventories	54,311	48,649	49,579
Assets of discontinued operations - net	474	3,783	5,382
Retained interest in sold finance contracts	38,694	20,318	18,181
Deferred income taxes	9,768	9,128	11,253
Prepaid expenses and other current assets	3,433	6,310	3,232

Total current assets	352,123	291,033	310,039
Property, plant and equipment - net	34,409	32,415	30,779
Goodwill	11,748	11,748	11,748
Other assets	35,523	29,914	25,453

Total assets	$433,803	$365,110	$378,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$123,444	$89,504	$85,040
Long-term debt obligations	35,643	25,183	50,292
Other long-term liabilities	20,788	19,642	15,792
Total shareholders’ equity	253,928	230,781	226,895

Total liabilities and shareholders’ equity	$433,803	$365,110	$378,019

Gehl Company
Gehl Company Reports Third Quarter Results;
Adjusts Full Year Outlook; Announces Share Repurchase Plan
October 29, 2007

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Nine Months Ended
	September 30, 2007	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,065	$15,000
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Loss on discontinued operations (non-cash), net of taxes	--	5,874
Depreciation and amortization	3,670	3,768
Compensation expense for share based payments	1,430	1,191
Cost of sales of finance contracts	2,180	3,113
Proceeds from the sales of finance contracts	105,108	153,497
Increase in finance contracts receivable	(112,194)	(132,035)
Increase in retained interest in sold finance contracts	(22,757)	(15,513)
(Decrease) increase in cash due to changes in:
Accounts receivable - net	(34,451)	(41,234)
Inventories	(4,432)	(5,169)
Accounts payable	5,031	9,637
Remaining working capital items	4,620	3,009

Net cash (used for) provided by operating activities	(31,730)	1,138
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(4,345)	(3,979)
Proceeds from the sale of property, plant and equipment	58	2,276
Other	19	71

Net cash used for investing activities	(4,268)	(1,632)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayments on) revolving credit loans	10,532	(1,646)
Proceeds from (repayments of) other borrowings - net	24,866	(1,546)
Proceeds from exercise of stock options	513	2,577

Net cash provided by (used for) financing activities	35,911	(615)
Net decrease in cash	(87)	(1,109)
Cash, beginning of period	6,892	4,842

Cash, end of period	$6,805	$3,733